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                                                                    EXHIBIT 99.1

                                             Contacts:


W. Phillip Marcum                             Philip Bourdillon/Eugene Heller
Chairman and CEO                              Silverman Heller Associates
303-785-8080                                  310-208-2550

                          METRETEK TECHNOLOGIES REPORTS
                           FIRST-QUARTER 2003 RESULTS

                   -- Anticipates Profitable Second Quarter--

DENVER - MAY 14, 2003 - METRETEK TECHNOLOGIES, INC. (OTCBB: MTEK) today reported a net loss applicable to common shareholders of $862,000 (including a $217,000 preferred stock deemed distribution), or $0.14 per share, on revenues of $7.2 million for the three months ended March 31, 2003, compared to a net loss applicable to common shareholders of $544,000 (including a $201,000 preferred stock deemed distribution), or $0.09 per share, on revenues of $6.4 million in the first quarter of 2002.

W. Phillip Marcum, chairman and CEO, attributed the 12% increase in total revenues to an 87% increase in revenues at PowerSecure, to $3.0 million from $1.6 million in the first quarter of 2002, that was partially offset by lower revenues at Metretek, Incorporated ("Metretek Florida") and Southern Flow. Marcum noted that PowerSecure's revenues have fluctuated significantly in the past and are expected to do so in the future. "Nonetheless," said Marcum, "we are clearly pleased with the progress PowerSecure is making in establishing itself as a credible player in the field of distributed generation, and we expect it to make a measurable contribution to the Company's return to profitability in 2003."

Despite higher total revenues, first-quarter 2003 operating loss increased to $634,000 from an operating loss of $343,000 a year ago, due primarily to a reduction in gross profit to $1.4 million, or 19.6% of total revenues, compared to gross profit of $1.7 million, or 26.5% of total revenues in the first-quarter 2002. PowerSecure's gross profit margin was relatively unchanged at 22.4% compared to 23.6% a year ago, while Southern Flow's gross profit margin was 22.8% vs. 26.7% a year ago and reflected higher personnel-related costs and slightly lower sales. Gross profit margin at Metretek Florida was 4.2% vs. 29.2% a year ago, reflecting lower sales of field devices, data collection software products, and communications solutions products, as well as costs associated with the ramping up of production and overhead costs at Metretek Contract Manufacturing Company, Inc. ("MCM"), in anticipation of future growth; MCM is a subsidiary of Metretek Florida.

Financial Expectations for Second Quarter and Fiscal Year Ending December 31, 2003:

According to Marcum, "While the first quarter was disappointing due in large part to very soft sales at Metretek Florida, there are valid reasons to expect improved performance in the second quarter and for the remainder of the year. PowerSecure is entering the second quarter with both a healthy backlog and a strong pipeline of new projects. And, while our 2003 sales and operating performance expectations for Southern Flow have been affected by its first-quarter



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results, Southern Flow remains solidly profitable and its market is stable.
Further, Metretek Florida's second- and third-quarter performance is expected to be positively affected by both the shipment of a large customer order that was announced in March and continued growth of MCM's business."

The Company's financial guidance for the second quarter of 2003 and the remainder of the year, on a consolidated basis, is as follows:

     -    Second-quarter sales are expected to approach or exceed $10 million.

     -    Sales for all of 2003 are expected to exceed $35 million.

     - The Company anticipates that second-quarter earnings per share will be in excess of $0.05.

     - Earnings per share for all of 2003 are expected to be approximately breakeven.

Conference Call and Webcast:

At 10 a.m. MDT (noon EDT) today the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 800-291-8929 approximately 10 minutes prior to the start time and indicate your are dialing in to the Metretek Technologies conference call.

This call is being webcast by CCBN and can be accessed live via the Internet at the Company's website, www.metretek.com; to access the call, click on the "Investor Info" button and then on the "2003 first- quarter results teleconference" icon. The webcast player will open following completion of the brief registration process.

The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through www.companyboardroom.com; to access the call, type in Metretek's stock symbol, MTEK, in the top right corner of the CompanyBoardroom home page to be taken to the Company's webcast page. Institutional investors can access the call via CCBN's subscription-based, password-protected event management site, StreetEvents (www.streetevents.com).

These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 1 p.m. MDT on May 14. You may access the playback by calling 800-642-1687 or for international callers 706-645-9291, and providing Conference ID number 564867.

Metretek Technologies, Inc. through its subsidiaries -- Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) -- is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.

All forward-looking statements contained in this press release, are made within the meaning of and under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements regarding financial expectations for the second-quarter and fiscal-year 2003, and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, such as statements about future earnings, revenues, and other future financial and non-financial items, performance or events; statements about proposed products, services, technologies or businesses; statements about raising additional capital; and statements of assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual


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results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the Company's ability to obtain sufficient capital and liquidity on favorable terms, to meet its operating, working capital and debt service requirements and other capital commitments and contingencies and to fund the growth of its business; the effects of pending and future litigation, claims and disputes and the resolution thereof, including the proposed settlement of the class action lawsuit; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the markets for the products and services of Metretek Florida, including the contract manufacturing operations of MCM, and management's expectations of any strengthening thereof; the effects of competition in the Company's markets, including the introduction of competing products, services and technologies; customer and industry demand and preferences and purchasing patterns; the Company's ability to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts, relationships and alliances and to make successful acquisitions; changes in the energy industry generally and in the natural gas and electricity industries in particular; general economic, market and business conditions; the effects of the war with Iraq and terrorism; and other factors identified from time to time in the Company's reports and filings with the Securities and Exchange Commission, including but not limited to the Company's Form 10-KSB for the year ended December 31, 2002 and subsequent Forms 10-Q and Forms 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

                            (financial tables follow)

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                           METRETEK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                                 First Quarter Ended
                                                     March  31,
                                                 2003           2002
                                             -----------    -----------


Total revenues                               $ 7,178,826    $ 6,401,283
Total costs and expenses                       7,812,394      6,743,965
                                             -----------    -----------
Operating loss                                  (633,568)      (342,682)
Minority interest in subsidiaries                (11,020)          --
                                             -----------    -----------
Net loss                                        (644,588)      (342,682)
Preferred stock deemed distribution             (217,176)      (201,148)
                                             -----------    -----------
Net loss applicable to common shareholders   $  (861,764)   $  (543,830)
                                             ===========    ===========

NET LOSS PER COMMON SHARE,
    BASIC AND DILUTED                        $     (0.14)   $     (0.09)
                                             ===========    ===========

WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING, BASIC
   AND DILUTED                                 6,043,469      6,077,764
                                             ===========    ===========


CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                                    March  31,   December 31,
                                                       2003          2002
                                                   -----------   -----------

Total current assets                               $ 9,640,852   $ 8,823,248
Property, plant and equipment, net                   1,621,004     1,713,793
Total other assets                                   8,508,459     8,626,076
                                                   -----------   -----------

Total assets                                       $19,770,315   $19,163,117
                                                   ===========   ===========

Total current liabilities                          $ 6,658,225   $ 4,733,162
Long-term notes payable and capital lease
 obligations                                         4,033,354     4,732,651
Minority interest in subsidiaries                       11,020          --
Redeemable preferred stock-Series B                  8,749,117     8,531,941
Total stockholders' equity                             318,599     1,165,363
                                                   -----------   -----------

Total liabilities and stockholders' equity         $19,770,315   $19,163,117
                                                   ===========   ===========


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